Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2015 with respect to the combined financial statements of Hess Midstream Partners LP Predecessor, and our report dated December 15, 2015, with respect to the balance sheet of Hess Midstream Partners LP, in Amendment No. 8 to the Registration Statement (Form S-1 No. 333-198896) and related Prospectus of Hess Midstream Partners LP for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Houston, Texas

December 15, 2015